Exhibit 99.1

INVESTOR RELATIONS CONTACT:

Julie Pierce

Director of SEC Reporting, StarTek, Inc.

303-262-4587

julie.pierce@startek.com

StarTek, Inc. Reports First Quarter 2010 Results

Revenue Falls 4.7%, Net Loss of $0.21 Per Share; Offshore Migration Accelerates

DENVER — May 6, 2010 - StarTek, Inc. (NYSE:SRT) today announced its financial results for the first quarter ended March 31, 2010.  The Company reported first quarter 2010 revenue of $67.4 million and a net loss of $0.21 per share, as the Company continued to shift its delivery platform, closing three North American contact centers while opening two new offshore locations.

Financial Highlights

Revenue in the first quarter of 2010 was $67.4 million, or a decrease of 4.7% from $70.7 million in the first quarter of 2009 and 7.0% from $72.5 million in the fourth quarter of 2009.  Revenue decreased from the fourth quarter of 2009 due to three site closures during the first quarter, which decreased revenue $2.6 million, while the new Costa Rica site launched in late March contributed revenue of less than $0.1 million.  Also causing the revenue decline from fourth quarter of 2009 was a decrease in call volumes from a large wireless client and continued revenue declines from telecommunications clients that serve traditional “wireline” or land telephone services.

Gross margin was 10.6% in the first quarter of 2010, compared to 15.2% in the first quarter of 2009, and 16.2% in the fourth quarter of 2009.  The decline compared to the fourth quarter of 2009 was the result of offshore launch costs for new sites in Costa Rica and the Philippines, lower call volumes, and the decline in U.S. to Canadian dollar exchange rates.

SG&A expense totaled $10.9 million in the first quarter of 2010, compared to $9.7 million in the first quarter of 2009, and $11.5 million in the fourth quarter of 2009.  The decline compared to the fourth quarter of 2009 was the result of management’s effort to control spending by decreasing payroll as well as other discretionary expenses.

The Company reported a net loss of $3.1 million, or $0.21 per share, in the current quarter, compared to net income of $0.7 million, or $0.04 per share, in the first quarter of 2009.  Net income in the fourth quarter of 2009 was $0.9 million, or $0.06 per share.   The decline in earnings per share from the fourth quarter of 2009 was due to the lower revenue and gross margins described above.

Operational Highlights

During the first quarter, the Company:

•      Opened its new 440 seat Costa Rica facility

•      Prepared for the successful April 2010 opening of its second Philippine site that will support three new offshore client programs, and will ultimately house 2,100 agent seats.

•      Launched four programs with its second generation home agent platform, called StarTek@Home

•      Executed on its offshore migration plan by closing three non-performing North American contact centers (Victoria, Texas, Laramie, Wyoming and Thunder Bay, Ontario)

•      Closed several new contracts in the quarter for add-on business with existing customers and the sales pipeline expanded

“Clearly, the lack of profitability in the quarter is a disappointment,” said Larry Jones, President and Chief Executive Officer. “However, much of the decline compared to a quarter ago results from the acceleration of our offshore investment that we expect will maximize the potential of new programs now being launched, and will help us reach our gross margin target of 20% more quickly,” concluded Jones.

For additional information on revenue, margin and operating metrics, please refer to the Financial Scorecard posted on the Investor Relations section of the Company’s website (investor.startek.com).  Further, a visual presentation will accompany the Company’s earnings call which may be found on the Company’s website.  Further details regarding the earnings call are described below.

Conference Call and Webcast Details

The Company will host a conference call today, May 6, 2010, to discuss the first quarter 2010 financial results, at 9:00 a.m. MDT (11:00 a.m. EDT).  To participate in the teleconference, please call toll-free 866-362-4666 (or 617-597-5313 for international callers) and enter “38714927”.  You may also listen to the teleconference live via the Company’s website at www.startek.com.  For those that cannot access the live broadcast, a replay will be available on the Company’s website at www.startek.com.

About StarTek

StarTek, Inc. (NYSE: SRT) is a high quality business process outsourcing (BPO) company dedicated to service. For over 20 years, the company has been committed to serving the needs of its clients and their customers. StarTek helps its clients manage the customer experience across the customer life cycle, resulting in improved customer retention, increased revenue, and greater cost efficiencies. Its comprehensive suite of solutions includes sales, order management and provisioning, customer care, technical support, receivables management, and retention programs. The company also offers clients a variety of multi-channel customer interaction capabilities including voice, chat, email, and back-office support. Headquartered in Denver, Colorado, StarTek offers 18 delivery centers located in the Philippines, Costa Rica, Canada, and the United States, and provides virtual expansion with its StarTek@Home workforce. For more information, visit www.StarTek.com or call +1 303 262 4500.

Forward-Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties.

The following are important risks and uncertainties relating to StarTek’s business that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to unfavorable economic conditions, reliance on two significant customers, pricing pressure, lack of minimum purchase agreements in our contracts, concentration in the telecommunications industry, need to retain key management personnel, dependence on and requirement to recruit qualified employees, inability to renew or replace sources of capital funding, labor costs, the Company’s productivity and utilization, lack of success of our clients’ products or services, decreases in numbers of vendors used by clients or potential clients, unauthorized disclosure of sensitive or confidential client and customer data, consolidation of customers,  trend of communications companies to out-source non-core services, risks related to our contracts, inability to effectively manage growth, risks associated with advanced technologies, highly competitive markets, foreign exchange risks and other risks relating to conducting business outside North America, lack of a significant international presence, geopolitical military conditions, interruption to our business, and increasing costs of or interruptions in telephone and data services, a volatile stock price, compliance with Sarbanes-Oxley Act of 2002 requirements.  Readers are encouraged to review Management’s Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2009, and subsequent filings with the Securities and Exchange Commission.

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Revenue	$67,410	$70,711
Cost of services	60,274	59,988
Gross profit	7,136	10,723
Selling, general and administrative expenses	10,890	9,692
Impairment losses and restructuring charges	—	6,437
Operating loss	(3,754)	(5,406)
Net interest and other income (expense)	3	(75)
Loss from continuing operations before income taxes	(3,751)	(5,481)
Income tax benefit	(635)	(1,493)
Loss from continuing operations	(3,116)	(3,988)
Income from discontinued operations, net of tax	—	4,640
Net (loss) income	$(3,116)	$652

Basic net (loss) income per share from:
Continuing operations	$(0.21)	$(0.27)
Discontinued operations	—	0.31
Net (loss) income	$(0.21)	$0.04

Diluted net (loss) income per share from:
Continuing operations	$(0.21)	$(0.27)
Discontinued operations	—	0.31
Net (loss) income	$(0.21)	$0.04

Weighted average shares outstanding
Basic	14,846	14,753
Diluted	14,846	14,753

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS & STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	As of
	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash, cash equivalents and investments	$27,304	$20,091
Trade accounts receivable	45,553	50,521
Other current assets	11,364	14,794
Total current assets	84,221	85,406

Property, plant and equipment, net	55,910	58,045
Other assets	8,162	5,617
Total assets	$148,293	$149,068

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$27,685	24,973
Other liabilities	5,584	7,379
Total liabilities	33,269	32,352

Stockholders’ equity	115,024	116,716
Total liabilities and stockholders’ equity	$148,293	$149,068

	Three Months March 31,
	2010	2009
Operating Activities
Net (loss) income	$(3,116)	$652
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	4,236	4,011
Impairment losses	2,162	1,756
Non-cash compensation cost	556	465
Changes in operating assets & liabilities and other, net	8,003	(2,029)
Net cash provided by operating activities	11,841	4,855
Investing Activities
Proceeds from investments available for sale, net	499	6,530
Purchases of property, plant and equipment	(4,854)	(1,236)
Proceeds from the sale of discontinued operations	—	7,075
Net cash (used in) provided by investing activities	(4,355)	12,369
Financing Activities
Payments on borrowings	—	(801)
Other financing, net	27	36
Net cash provided by (used in) financing activities	27	(765)
Effect of exchange rate changes on cash	200	57
Net increase in cash and cash equivalents	7,713	16,516
Cash and cash equivalents (not including investments) at beginning of period	19,591	9,580
Cash and cash equivalents (not including investments) at end of period	$27,304	$26,096